Filed under Rule 424(b)(3), Registration Statement No. 333-58976
Pricing Supplement No. 38 — dated Monday, September 26 2005 (To: Prospectus Dated June 20, 2001 and Prospectus Supplement Dated June 10, 2004)

CUSIP	Selling	Principal	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s	Product	Guaranteed
Number	Price	Amount	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking	Security
26876EDA0	100.000%	$180,000.00	0.625%	$178,875.00	FIXED	4.450%	SEMI-ANNUAL	09/15/2008	03/15/2006	$20.52	YES	Unsecured Notes	YES

Redemption Information: Non-Callable
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities

26876EDB8	100.000%	$128,000.00	0.750%	$127,040.00	FIXED	4.550%	SEMI-ANNUAL	09/15/2009	03/15/2006	$20.98	YES	Unsecured Notes	YES

Redemption Information: Non-Callable
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities

26876EDC6	100.000%	$190,000.00	1.100%	$187,910.00	FIXED	4.700%	SEMI-ANNUAL	09/15/2011	03/15/2006	$21.67	YES	Unsecured Notes	YES

Redemption Information: Non-Callable
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities

Issuer
EOP Operating Limited Partnership
Two N. Riverside Plaza, Suite 2100
Chicago IL 60606
Guarantor
Equity Office Properties Trust
Two N. Riverside Plaza, Suite 2100
Chicago IL 60606
Trade Date: Monday, September 26, 2005 @ 12:00 PM ET
Settle Date: Thursday, September 29, 2005
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0116 via Refco Securities, LLC
If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.
Certain of the Notes may be purchased by the purchasing agent for sale to entities, including statutory or common law trusts, that are not affiliated with us and that may offer pass-through or similar securities to investors, in public offerings that will occur at or around the same time as the offering of the Notes. We will utilize the services of one or more broker-dealers as our agents in the offerings of Notes to these entities. The purchasing agent and these broker-dealers will be considered statutory underwriters, within the meaning of the Securities Act of 1933, with respect to the Notes offered to those entities.
We have not been involved in the creation of the trust or the preparation of the registration statement and related prospectus relating to the offering and sale of the trust’s pass-through certificates. We are not partners or joint venturers or in any similar relationship with the trust or any of the other issuers whose securities may be deposited in the trust nor do we own any interest in the trust. Accordingly, we are not assuming any responsibility for or any liability or obligations with respect to the trust, the pass-through certificates, the securities of any other issuer that may be deposited into the trust or the registration statements and prospectuses relating to the pass-through certificates or any such securities of other issuers. Our responsibilities, liabilities and obligations are limited solely to the information contained in or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and to our obligations under the Notes.
InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.
EOP Operating Limited Partnership
$ 500,000,000 EOP Operating LP
Prospectus dated 20-Jun-01 and
Prospectus Supplement Dated: 10-
Jun-04